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EXHIBIT 11.1

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                                                       PARADIGM TECHNOLOGY, INC.
                                            COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                                             (in thousands, except net income per share)


                                                           Three Months       Three Months      Six Months     Six Months
                                                               Ended              Ended            Ended         Ended
                                                             June 30,           June 30,         June 30,       June 30,
                                                               1996               1995             1996           1995
                                                              --------           -------         --------        ------

Net income (loss)                                             ($16,692)          $   827         ($16,455)       $1,925
                                                              ========           =======         ========        ======
Weighted average shares outstanding:
     Common Stock                                                6,898             1,028            6,807         1,028
     Convertible Preferred Stock                                    --             3,200               --         3,200
     Common Stock issuable upon exercise of options and
     warrants (2)                                                   --             1,127              301         1,127
                                                              --------           -------         --------        ------

Weighted average common shares and equivalents
                                                                 6,898             5,355            7,108         5,355
                                                              ========           =======         ========        ======
Net income  (loss) per share                                    ($2.42)          $  0.15           ($2.31)        $0.36
                                                              ========           =======         ========        ======


(1) This Exhibit should be read with Note 2 of Notes to Condensed Financial Statements.
(2) Stock options and warrants granted subsequent to May 1994, and prior to the completion of the Company's initial public offering ("IPO") of common stock, have been included in the calculation of common and common equivalents shares as if they were outstanding for all periods prior to the Company's IPO of 2,300,000 shares of common stock which closed on July 5, 1995.

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